Exhibit 99.1

PRESS RELEASE	Corporate Headquarters
400 South Hope Street
25th Floor
Los Angeles, CA 90071
www.cbre.com

FOR IMMEDIATE RELEASE

For further information:

Steve Iaco

Senior Managing Director

Investor Relations & Corporate Communications

212.984.6535

CBRE GROUP, INC. REPORTS STRONG FINANCIAL

RESULTS FOR SECOND-QUARTER 2016

Revenue up 34%

Fee Revenue up 19%

GAAP EPS of $0.36; Adjusted EPS of $0.52

Los Angeles, CA — July 28, 2016 — CBRE Group, Inc. (NYSE:CBG) today reported strong financial results for the second quarter ended June 30, 2016.

Second-Quarter 2016 Results*

•                  Revenue for the second quarter totaled $3.2 billion, an increase of 34% (35% local currency(1)).  Fee revenue(2) increased 19% (20% local currency) to $2.1 billion.  The second quarter of 2016 included approximately $690 million of revenue from the acquired Global Workplace Solutions business.  Excluding the acquired Global Workplace Solutions business, revenue was up 5% (6% local currency) and fee revenue was up 3% (4% local currency).

•                  On a GAAP basis, net income and earnings per diluted share decreased to $121.7 million and $0.36 per share, respectively.  GAAP net income for the second quarter of 2016 was reduced by $27.8 million (pre-tax) of integration costs associated with the Global Workplace Solutions acquisition; $27.2 million (pre-tax) incurred in the previously announced cost-elimination program; and $26.6 million (pre-tax) of acquisition-related non-cash amortization. These costs were partially offset by an associated tax benefit of $23.9 million.

•                  Adjusted net income(3) rose 25% to $174.9 million, while adjusted earnings per share(3) improved 24% to $0.52 per share.

•                  Foreign currency movement, primarily the impact of marking-to-market of currency hedges, increased current-quarter earnings per share by approximately $0.01 per share.  For the second quarter of 2015 this impact reduced earnings per share by approximately $0.03.

•                  EBITDA(4) rose 4% to $309.9 million and adjusted EBITDA(4) increased 19% to $360.5 million.  EBITDA and adjusted EBITDA were both positively impacted by $4.1 million of currency movement, primarily the marking-to-market of currency hedges in the second quarter of 2016. EBITDA and adjusted EBITDA were both negatively impacted by $13.9 million of currency movement, primarily the marking-to-market of currency hedges in the second quarter of 2015.

•                  Adjusted EBITDA margin on fee revenue was 17.0%.

*                 All percentage changes versus prior-year periods throughout this press release are in U.S. dollars, except where noted.

Management Commentary

“CBRE posted another quarter of strong growth,” said Bob Sulentic, the company’s president and chief executive officer.  “This growth came amid uncertainty in the macro environment, making the diversity of CBRE’s service offering especially important.  Our performance for the quarter was supported by strong growth in occupier outsourcing and mortgage services, with leasing also up nicely in the Americas and Asia Pacific.  In addition, our investment management and development services businesses also produced solid earnings gains.”

The Americas, the company’s largest business segment, saw revenue increase 24%.  In EMEA (Europe, the Middle East & Africa), revenue rose by 64% (66% local currency), and in Asia Pacific (APAC) revenue increased 36% (38% local currency). Without the contributions from the Global Workplace Solutions business, which CBRE acquired in September 2015, revenue increased 7% in the Americas, 3% (6% local currency) in EMEA and 3% (5% local currency) in APAC.

Occupier outsourcing continued to exhibit strong growth.  Global revenue was up 105% (107% local currency), aided by contributions from the Global Workplace Solutions acquisition.  Without the contributions from this acquisition, revenue rose 13% (15% local currency). Occupier outsourcing fee revenue without the Global Workplace Solutions acquisition rose 8% (10% local currency). Globally, the company signed 96 total contracts, including 37 with new clients.

Commercial mortgage services showed very good growth with revenue up 14%, driven by strong activity with private lenders, particularly banks, and continued growth with Government Sponsored Enterprises.

Leasing achieved good growth in the Americas, up 8%, and APAC, up 6% (7% local currency), as the company continued to benefit from producers choosing to join CBRE through its recruitment initiative.  In the Americas, Canada, Mexico and the U.S. all turned in healthy performances while APAC was led by Greater China, India and New Zealand. EMEA leasing revenue fell 11% for the quarter.

Global property sales revenue fell 6% (5% local currency). Americas sales revenue rose 1% (2% local currency), while EMEA declined 17% (16% local currency) and APAC decreased 18% (16% local currency).  This compared with a robust second quarter of 2015, when year-on-year growth rates were 23% (25% local currency) in the Americas; 37% (62% local currency) in EMEA and 8% (24% local currency) in APAC.

Revenue from property management services increased 3% (4% local currency), while Valuation revenue dipped 2% (1% local currency).

The global investment management and development services businesses performed well during the quarter, contributing more than $26 million and $18 million of adjusted EBITDA, respectively.      Global investment assets under management (AUM) totaled $88.6 billion at the end of the second quarter of 2016, up $3.9 billion in local currency from the second quarter of 2015. However, foreign currency movement over the past year limited the increase in U.S. dollars to $0.2 billion. Development projects in process totaled $7.1 billion, up $1.1 billion from the second quarter of 2015.

For the entire company, CBRE’s business mix continued to shift toward greater contractual fee revenue(5).  For the company as a whole, contractual fee revenue was 44% of fee revenue, up from 34% in second-quarter 2015 and 19% in the second quarter of 2006.

United Kingdom Operations

A high degree of uncertainty affected the United Kingdom (UK) real estate market leading up to the country’s referendum on its European Union membership on June 23, 2016.  This can be seen in a nearly 40% drop in the UK market-wide property sales volumes, according to CBRE Research. The effect on CBRE’s UK revenue during the second quarter was materially less pronounced.

Overall, without the contributions of the acquired Global Workplace Solutions business, total UK revenue slipped only 2% (up 3% local currency) compared with a very strong second quarter of 2015. UK fee revenue was 9% (5% local currency) below the year-earlier pace, when fee revenue rose 19% (32% local currency) versus the second quarter of 2014.

Including contributions of the acquired Global Workplace Solutions business, CBRE’s total UK revenue increased 26% (30% local currency), and its UK fee revenue increased 8% (12% local currency).

This performance highlights how significantly CBRE’s UK business has evolved in recent years.  During the first half of 2016, occupier outsourcing and property management—which is sticky, recurring revenue—accounted for 69% of UK fee revenue versus just 19% of UK fee revenue for the first half of 2013. This shift in UK revenue mix has been driven by the company’s acquisitions of Norland Managed Services in December 2013 and Global Workplace Solutions in September 2015.

Second-Quarter 2016 Segment Results

The following tables present highlights of CBRE segment performance during the second quarter of 2016 (dollars in thousands):

	Americas			EMEA			Asia Pacific
		% Change from Q2 2015			% Change from Q2 2015			% Change from Q2 2015
	Q2 2016	USD	LC	Q2 2016	USD	LC	Q2 2016	USD	LC

Revenue	$1,775,756	24%	24%	$961,835	64%	66%	$356,318	36%	38%
Fee revenue	1,247,799	17%	18%	530,498	30%	31%	232,829	16%	18%
Fee revenue, excluding GWS	1,123,958	6%	6%	398,422	-3%	-1%	198,090	-1%	1%
EBITDA	208,407	-3%	-2%	36,702	-7%	-4%	20,275	-32%	-29%
Adjusted EBITDA	227,346	4%	5%	60,274	53%	56%	27,880	-8%	-5%

	Global Investment Management			Development Services
		% Change from Q2 2015			% Change from Q2 2015
	Q2 2016	USD	LC	Q2 2016	USD	LC

Revenue	$95,737	2%	2%	$17,891	24%	24%
EBITDA	25,987	101%	103%	18,525	2360%	2360%
Adjusted EBITDA	26,426	75%	77%	18,525	2360%	2360%

Second-quarter 2016 results were impacted by select items including acquisition-related integration expenses and charges associated with cost elimination actions.  The company does not adjust for currency movements, including gains or losses from currency hedging.  Accordingly, EBITDA and adjusted EBITDA were both impacted by foreign currency movements, including the marking-to-market of currency hedging.  This increased the current-quarter adjusted EBITDA by $4.1 million with the breakdown by segment as follows: Americas $0.7 million; EMEA $4.5 million; and Global Investment Management $1.0 million.  Asia Pacific was negatively impacted by $2.1 million. Second-quarter 2015 adjusted EBITDA was negatively impacted by $13.9 million with the breakdown by segment as follows: Americas $0.2 million; EMEA $8.3 million; Asia Pacific $2.5 million; and Global Investment Management $2.9 million.

Six-Month Results

•                  Revenue for the six months ended June 30, 2016 totaled $6.1 billion, an increase of 36% (38% local currency).  Fee revenue increased 22% (24% local currency) to $3.9 billion.  The first six months of 2016 included approximately $1.3 billion of revenue from the acquired Global Workplace Solutions business.  Excluding the acquired Global Workplace Solutions business, revenue was up 6% (8% local currency) and fee revenue was up 5% (7% local currency).

•                  On a GAAP basis, net income and earnings per diluted share decreased to $203.8 million and $0.60 per share, respectively.  GAAP net income for the first six months of 2016 was reduced by $51.5 million (pre-tax) of acquisition-related non-cash amortization; $44.9 million (pre-tax) of integration costs associated with the Global Workplace Solutions acquisition; and $39.6 million (pre-tax) incurred in the cost-elimination program. These costs were partially offset by an associated tax benefit of $40.1 million.

•                  Adjusted net income rose 20% to $295.8 million, while adjusted earnings per share improved 21% to $0.88 per share.

•                  EBITDA rose 4% to $562.5 million and adjusted EBITDA increased 17% to $643.1 million.

•                  Adjusted EBITDA margin on fee revenue was 16.3%.

•                  Foreign currency movement, including the effect of hedging, negatively impacted adjusted EBITDA for the first six months of 2016 by $3.2 million and positively impacted the first six months of 2015 by $0.9 million.

Business Outlook

“Our business has performed very well in the first half of 2016, even with a decline in market-wide property sales volumes compared to a year ago,” Mr. Sulentic said.  “It is important to note that market fundamentals in commercial real estate remain in good shape — with the impact of Brexit largely limited to property transaction activity in the UK — and we anticipate solid earnings growth for the year. Looking ahead, we are adjusting our outlook for the remainder of the year. This is due principally to the impact of Brexit on UK property transaction volumes, and less visibility around the timing of the realization of certain incentives in our global investment management and development services businesses.”

These factors have caused CBRE to reduce its guidance by 3% at the top end of the range and by 5% at the bottom end. This results in expected adjusted earnings-per-share for the calendar year of $2.15 to $2.30, which represents solid growth of approximately 9% at the mid-point of the range.

Mr. Sulentic concluded: “As the clear market leader, CBRE is well positioned to further extend our competitive advantage in the marketplace. Our ongoing talent and technology initiatives, collaborative culture, market-leading service offering and financial strength uniquely position us to satisfy clients’ growing demand for our services.”

Conference Call Details

The company’s second-quarter earnings conference call will be held today (Thursday, July 28, 2016) at 8:00 a.m. Eastern Time.  A webcast, along with an associated slide presentation, will be accessible through the Investor Relations section of the company’s website at www.cbre.com/investorrelations.

The direct dial-in number for the conference call is 877-407-8037 for U.S. callers and 201-689-8037 for international callers.  A replay of the call will be available starting at 1 p.m. Eastern Time on July 28, 2016, and ending at midnight Eastern Time on August 4, 2016.  The dial-in number for the replay is 877-660-6853 for U.S. callers and 201-612-7415 for international callers.  The access code for the replay is 13639263.  A transcript of the call will be available on the company’s Investor Relations website at www.cbre.com/investorrelations.

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services and investment firm (based on 2015 revenue).  The company has more than 70,000 employees (excluding affiliates), and serves real estate investors and occupiers through more than 400 offices (excluding affiliates) worldwide.  CBRE offers a broad range of integrated services, including facilities, transaction and project management; property management; investment management; appraisal and valuation; property leasing; strategic consulting; property sales; mortgage services and development services.  Please visit our website at www.cbre.com.

The information contained in, or accessible through, the company’s website is not incorporated into this press release.

Note: This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our future growth momentum, operations, financial performance (including adjusted earnings per share expectations), market share, and business outlook.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release.  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.  Factors that could cause results to differ materially include, but are not limited to: disruptions in general economic and business conditions, particularly in geographies where our business may be concentrated; volatility and disruption of the securities, capital and credit markets; interest rate increases; the cost and availability of capital for investment in real estate; clients’ willingness to make real estate or long-term contractual commitments and other factors affecting the value of real estate assets, inside and outside the United States; foreign currency fluctuations; increases in unemployment and general slowdowns in commercial activity; trends in pricing and risk assumption for commercial real estate services; the effect of significant movements in average cap rates across different property types; a reduction by companies in their reliance on outsourcing for their commercial real estate needs, which would affect our revenues and operating performance; client actions to restrain project spending and reduce outsourced staffing levels; declines in lending activity of Government Sponsored Enterprises, regulatory oversight of such activity and our mortgage servicing revenue from the U.S. commercial real estate mortgage market; our ability to diversify our revenue model to offset cyclical economic trends in the commercial real estate industry; our ability to attract new user and investor clients; our ability to retain major clients and renew related contracts; our ability to leverage our global services platform to maximize and sustain long-term cash flow; our ability to maintain EBITDA margins that enable us to continue investing in our platform and client service offerings; our ability to control costs relative to revenue growth; variations in historically customary seasonal patterns that cause our business not to perform as expected; changes in domestic and international law and regulatory environments (including relating to anti-corruption, anti-money laundering, trade sanctions, currency controls and other trade control laws), particularly in Russia, Eastern Europe and the Middle East, due to the rising level of political instability in those regions; economic volatility and market uncertainty globally related to uncertainty surrounding the implementation and effect of the United Kingdom’s referendum to leave the European Union, including uncertainty in relation to the legal and regulatory framework that would apply to the United Kingdom and its relationship with remaining members of the European Union; our ability to identify, acquire and integrate synergistic and accretive businesses; costs and potential future capital requirements relating to businesses we may acquire; integration challenges arising out of companies we may acquire; our ability to retain and incentivize producers; the ability of our Global Investment Management business to maintain and grow assets under management and achieve desired investment returns for our investors, and any potential related litigation, liabilities or reputational harm possible if we fail to do so; our ability to manage fluctuations in net earnings and cash flow, which could result from poor performance in our investment programs, including our participation as a principal in real estate investments; our leverage under our debt instruments as well as the limited restrictions therein on our ability to incur additional debt, and the potential increased borrowing costs to us from a credit-ratings downgrade; litigation and its financial and reputational risks to us;  the ability of CBRE Capital Markets to periodically amend, or replace, on satisfactory terms, the agreements for its warehouse lines of credit; our exposure to liabilities in connection with real estate advisory and property management activities and our ability to procure sufficient insurance coverage on acceptable terms; liabilities under guarantees, or for construction defects, that we incur in our Development Services business; our ability to compete globally, or in specific geographic markets or business segments that are material to us; our and our employees’ ability to execute on, and adapt to, information technology strategies and trends; our ability to comply with laws and regulations related to our global operations, including real estate licensure, tax, labor and employment laws and regulations, as well as the anti-corruption laws and trade sanctions of the U.S. and other countries; our ability to maintain our effective tax rate at or below current levels; and the effect of implementation of new accounting rules and standards.

Additional information concerning factors that may influence the company’s financial information is discussed under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Cautionary Note on Forward-Looking Statements” in both our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, as well as in the company’s press releases and other periodic filings with the Securities and Exchange Commission (the SEC).  Such filings are available publicly and may be obtained on the company’s website at www.cbre.com or upon written request from CBRE’s Investor Relations Department at investorrelations@cbre.com.

Note — CBRE has not reconciled the (non-GAAP) adjusted earnings per share guidance included in this release to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to costs related to acquisitions, cost elimination expenses, carried interest incentive compensation and financing costs, which are potential adjustments to future earnings.  We expect the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

The terms “fee revenue,” “adjusted net income,” “adjusted earnings per share” (or adjusted EPS), “EBITDA,” “adjusted EBITDA,” and “contractual fee revenue” all of which CBRE uses in this press release, are non-GAAP financial measures under SEC guidelines, and you should refer to the footnotes below as well as the “Non-GAAP Financial Measures” section in this press release for a further explanation of these measures.  We have also included in that section reconciliations of these measures in specific periods to their most directly comparable financial measure calculated and presented in accordance with GAAP for those periods.

(1) Local currency percentage change is calculated by comparing current-period results at prior-period exchange rates versus prior-period results.

(2) Fee revenue is gross revenue less both client reimbursed costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients.

(3) Adjusted net income and adjusted earnings per share (or adjusted EPS) exclude the effect of select charges from GAAP net income and GAAP earnings per diluted share as well as adjust the provision for income taxes for such charges.  Adjustments during the periods presented included the write-off of financing costs on extinguished debt, amortization expense related to certain intangible assets attributable to acquisitions, integration and other costs related to acquisitions, cost elimination expenses and certain carried interest incentive compensation (reversal) expense to align with the timing of associated revenue.

(4) EBITDA represents earnings before net interest expense, write-off of financing costs on extinguished debt, income taxes, depreciation and amortization.  Amounts shown for adjusted EBITDA further remove (from EBITDA) the impact of certain cash and non-cash charges related to acquisitions, cost elimination expenses and certain carried interest incentive compensation (reversal) expense to align with the timing of associated revenue.

(5) Contractual fee revenue refers to revenue derived from our Occupier Outsourcing, Property Management, Investment Management and Valuation businesses.

CBRE GROUP, INC.

OPERATING RESULTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2016 AND 2015

(Dollars in thousands, except share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Revenue	$3,207,537	$2,390,506	$6,054,271	$4,443,009

Costs and expenses:
Cost of services	2,254,233	1,487,974	4,267,846	2,778,751
Operating, administrative and other	688,974	599,052	1,324,812	1,149,236
(Gains) losses on currency hedges	(8,532)	11,106	(1,004)	(7,303)
Depreciation and amortization	90,268	70,605	177,262	140,451
Total costs and expenses	3,024,943	2,168,737	5,768,916	4,061,135

Gain on disposition of real estate (1)	—	6,986	4,819	6,986

Operating income	182,594	228,755	290,174	388,860

Equity income from unconsolidated subsidiaries (1)	34,929	6,693	92,230	22,144
Other income (loss)	3,882	(1,069)	7,097	18
Interest income	3,066	1,402	4,525	3,699
Interest expense	36,987	26,154	71,777	52,368
Write-off of financing costs on extinguished debt	—	—	—	2,685
Income before provision for income taxes	187,484	209,627	322,249	359,668
Provision for income taxes	64,039	76,474	114,164	133,377
Net income	123,445	133,153	208,085	226,291
Less: Net income attributable to non-controlling interests (1)	1,777	8,124	4,250	8,325
Net income attributable to CBRE Group, Inc.	$121,668	$125,029	$203,835	$217,966

Basic income per share:
Net income per share attributable to CBRE Group, Inc.	$0.36	$0.38	$0.61	$0.66
Weighted average shares outstanding for basic income per share	335,076,746	331,999,935	334,534,841	331,988,489

Diluted income per share:
Net income per share attributable to CBRE Group, Inc.	$0.36	$0.37	$0.60	$0.65
Weighted average shares outstanding for diluted income per share	338,080,641	336,154,524	337,797,887	335,926,626

EBITDA	$309,896	$296,860	$562,513	$543,148

(1)         Equity income from unconsolidated subsidiaries and gain on disposition of real estate, less net income attributable to non-controlling interests, includes income of $28.5 million and $1.3 million for the three months ended June 30, 2016 and 2015, respectively, and income of $80.7 million and $13.1 million for the six months ended June 30, 2016 and 2015, respectively, attributable to Development Services but does not include significant related compensation expense.  Equity income from unconsolidated subsidiaries and gain on disposition of real estate, net of non-controlling interests, and the related compensation expense, are all included in EBITDA in the Development Services segment.

CBRE GROUP, INC.

SEGMENT RESULTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2016 AND 2015

(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015 (1)	2016	2015 (1)

Americas
Revenue	$1,775,756	$1,434,489	$3,359,315	$2,662,105
Costs and expenses:
Cost of services	1,231,632	924,509	2,331,023	1,711,626
Operating, administrative and other (2)	339,707	301,926	656,890	577,347
Depreciation and amortization	63,197	44,591	123,797	87,541
Operating income	$141,220	$163,463	$247,605	$285,591
EBITDA	$208,407	$213,956	$381,745	$384,018

EMEA
Revenue	$961,835	$585,714	$1,809,333	$1,079,738
Costs and expenses:
Cost of services	763,779	400,947	1,447,457	763,450
Operating, administrative and other (2)	162,187	145,959	311,502	260,249
Depreciation and amortization	16,257	14,607	31,262	29,399
Operating income	$19,612	$24,201	$19,112	$26,640
EBITDA	$36,702	$39,479	$51,916	$57,662

Asia Pacific
Revenue	$356,318	$261,828	$664,842	$470,194
Costs and expenses:
Cost of services	258,822	162,518	489,366	303,675
Operating, administrative and other (2)	77,143	69,620	144,424	122,367
Depreciation and amortization	4,297	3,783	8,478	7,629
Operating income	$16,056	$25,907	$22,574	$36,523
EBITDA	$20,275	$29,724	$30,929	$44,186

Global Investment Management
Revenue	$95,737	$94,053	$186,117	$204,277
Costs and expenses:
Operating, administrative and other (2)	73,577	77,690	145,967	148,443
Depreciation and amortization	5,817	7,061	12,437	14,672
Operating income	$16,343	$9,302	$27,713	$41,162
EBITDA	$25,987	$12,948	$47,523	$50,993

Development Services
Revenue	$17,891	$14,422	$34,664	$26,695
Costs and expenses:
Operating, administrative and other	27,828	14,963	65,025	33,527
Depreciation and amortization	700	563	1,288	1,210
Gain on disposition of real estate	—	6,986	4,819	6,986
Operating (loss) income	$(10,637)	$5,882	$(26,830)	$(1,056)
EBITDA	$18,525	$753	$50,400	$6,289

(1)         During 2016, we changed our methodology for allocating certain costs to our reporting segments, including stock compensation, currency hedging and certain intercompany transactions.  Prior year amounts have been reclassified to conform with the current year presentation.  Such changes had no impact on our consolidated results.

(2)         Operating, administrative and other expenses includes gains and losses on currency hedges.

Non-GAAP Financial Measures

As noted above, the following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)	Fee revenue
(ii)	Contractual fee revenue
(iii)	Net income attributable to CBRE Group, Inc., as adjusted (which we also refer to as “adjusted net income”)
(iv)	Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted (which we also refer to as “adjusted earnings per share” or “adjusted EPS”)
(v)	EBITDA and adjusted EBITDA

None of these measures is a recognized measurement under United States generally accepted accounting principles, or “GAAP,” and when analyzing our operating performance, readers should use them in addition to, and not as an alternative for, their most directly comparable financial measure calculated and presented in accordance with GAAP.  Because not all companies use identical calculations, our presentation of these measures may not be comparable to similarly titled measures of other companies.

Our management generally uses these non-GAAP financial measures to evaluate operating performance and for other discretionary purposes, and the company believes that these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance because they eliminate the impact of selected charges that may obscure trends in the underlying performance of our business.  The company further uses certain of these measures, and believes that they are useful to investors, for purposes described below.

With respect to fee revenue:  the company believes that investors may find this measure useful to analyze the financial performance of our Occupier Outsourcing and Property Management business lines and our business generally because it excludes costs reimbursable by clients, and as such provides greater visibility into the underlying performance of our business.

With respect to contractual fee revenue: the company believes investors may find this measure useful to analyze the company’s overall financial performance because it identifies revenue streams that are typically more stable over time.

With respect to adjusted net income, adjusted EPS, EBITDA and adjusted EBITDA:  the company believes that investors may find these measures useful in evaluating our operating performance compared to that of other companies in our industry because their calculations generally eliminate the accounting effects of acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions—and in the case of EBITDA and adjusted EBITDA—the effects of financings and income tax and the accounting effects of capital spending.  All of these measures may vary for different companies for reasons unrelated to overall operating performance.  In the case of EBITDA and adjusted EBITDA, these measures are not intended to be measures of free cash flow for our management’s discretionary use because they do not consider cash requirements such as tax and debt service payments.  The EBITDA and adjusted EBITDA measures calculated herein may also differ from the amounts calculated under similarly titled definitions in our credit facilities and debt instruments, which amounts are further adjusted to reflect certain other cash and non-cash charges and are used by us to determine compliance with financial covenants therein and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.  The company also uses adjusted EBITDA and adjusted EPS as significant components when measuring our operating performance under our employee incentive compensation programs.

Fee revenue, which excludes from revenue client reimbursed pass through costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients, is calculated as follows (dollars in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Consolidated
Revenue	$3,207,537	$2,390,506	$6,054,271	$4,443,009
Less: Pass through costs also recognized as revenue	1,082,783	610,283	2,113,425	1,207,646
Fee revenue	$2,124,754	$1,780,223	$3,940,846	$3,235,363

	Three Months Ended June 30,
	2016	2015	2006

Non-contractual fee revenue	$1,195,293	$1,168,276	$677,386
Contractual fee revenue	929,461	611,947	158,389
Fee revenue	$2,124,754	$1,780,223	835,775
Plus: Pass through costs also recognized as revenue			67,769
Consolidated Revenue			$903,544

	June 30,		June 30,
	2016	2015	2016	2015

Occupier Outsourcing
Revenue (1)	$1,530,204	$745,773	$2,943,498	$1,440,636
Less: Pass through costs also recognized as revenue	950,486	477,042	1,847,786	938,577
Fee revenue (1)	$579,718	$268,731	$1,095,712	$502,059

Property Management
Revenue (1)	$261,622	$254,650	$512,296	$507,109
Less: Pass through costs also recognized as revenue	132,297	133,241	265,639	269,069
Fee revenue (1)	$129,325	$121,409	$246,657	$238,040

(1)  Excludes associated leasing and sales revenue.

	June 30,		June 30,
	2016	2015	2016	2015

Americas
Revenue	$1,775,756	$1,434,489	$3,359,315	$2,662,105
Less: Pass through costs also recognized as revenue	527,957	371,976	1,042,655	741,337
Fee revenue	$1,247,799	$1,062,513	$2,316,660	$1,920,768

EMEA
Revenue	$961,835	$585,714	$1,809,333	$1,079,738
Less: Pass through costs also recognized as revenue	431,337	176,578	831,446	346,697
Fee revenue	$530,498	$409,136	$977,887	$733,041

Asia Pacific
Revenue	$356,318	$261,828	$664,842	$470,194
Less: Pass through costs also recognized as revenue	123,489	61,729	239,324	119,612
Fee revenue	$232,829	$200,099	$425,518	$350,582

Net income attributable to CBRE Group, Inc., as adjusted (or adjusted net income), and diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted (or adjusted EPS), are calculated as follows (dollars in thousands, except per share data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net income attributable to CBRE Group, Inc.	$121,668	$125,029	$203,835	$217,966

Plus / minus:

Integration and other costs related to acquisitions	27,751	4,805	44,924	8,018
Cost elimination expenses	27,176	—	39,579	—
Amortization expense related to certain intangible assets attributable to acquisitions	26,581	14,726	51,452	29,887
Carried interest incentive compensation (reversal) expense to align with the timing of associated revenue	(4,372)	2,115	(3,882)	(657)
Write-off of financing costs on extinguished debt	—	—	—	2,685
Tax impact of adjusted items	(23,885)	(6,663)	(40,144)	(11,934)
Net income attributable to CBRE Group, Inc. shareholders, as adjusted	$174,919	$140,012	$295,764	$245,965

Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted	$0.52	$0.42	$0.88	$0.73

Weighted average shares outstanding for diluted income per share	338,080,641	336,154,524	337,797,887	335,926,626

EBITDA and adjusted EBITDA, are calculated as follows (dollars in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net income attributable to CBRE Group, Inc.	$121,668	$125,029	$203,835	$217,966

Add:
Depreciation and amortization	90,268	70,605	177,262	140,451
Interest expense	36,987	26,154	71,777	52,368
Write-off of financing costs on extinguished debt	—	—	—	2,685
Provision for income taxes	64,039	76,474	114,164	133,377
Less:
Interest income	3,066	1,402	4,525	3,699
EBITDA	309,896	296,860	562,513	543,148

Adjustments:
Integration and other acquisition related costs	27,751	4,805	44,924	8,018
Cost elimination expenses	27,176	—	39,579	—
Carried interest incentive compensation (reversal) expense to align with the timing of associated revenue	(4,372)	2,115	(3,882)	(657)
Adjusted EBITDA	$360,451	$303,780	$643,134	$550,509

EBITDA and adjusted EBITDA, for segments are calculated as follows (dollars in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015 (1)	2016	2015 (1)

Americas
Net income attributable to CBRE Group, Inc.	$90,464	$111,653	$161,982	$194,788
Adjustments:
Depreciation and amortization	63,197	44,591	123,797	87,541
Interest expense, net	22,165	4,247	43,091	7,793
Write-off of financing costs on extinguished debt	—	—	—	2,685
Royalty and management service income	(13,389)	(1,881)	(20,157)	(6,965)
Provision for income taxes	45,970	55,346	73,032	98,176
EBITDA	208,407	213,956	381,745	384,018
Integration and other costs related to acquisitions	17,998	4,195	28,689	7,408
Cost elimination expenses	941	—	4,299	—
Adjusted EBITDA	$227,346	$218,151	$414,733	$391,426
EMEA
Net income (loss) attributable to CBRE Group, Inc.	$7,889	$10,674	$(4,246)	$386
Adjustments:
Depreciation and amortization	16,257	14,607	31,262	29,399
Interest expense, net	4,326	11,375	7,838	22,822
Royalty and management service expense (income)	4,303	(4,051)	3,677	(2,861)
Provision for income taxes	3,927	6,874	13,385	7,916
EBITDA	36,702	39,479	51,916	57,662
Cost elimination expenses	16,580	—	23,602	—
Integration and other costs related to acquisitions	6,992	30	12,472	30
Adjusted EBITDA	$60,274	$39,509	$87,990	$57,692
Asia Pacific
Net income attributable to CBRE Group, Inc.	$5,062	$9,192	$2,492	$12,978
Adjustments:
Depreciation and amortization	4,297	3,783	8,478	7,629
Interest (income) expense, net	(873)	991	42	1,889
Royalty and management service expense	8,094	4,913	14,352	7,761
Provision for income taxes	3,695	10,845	5,565	13,929
EBITDA	20,275	29,724	30,929	44,186
Cost elimination expenses	4,844	—	5,978	—
Integration and other costs related to acquisitions	2,761	580	3,763	580
Adjusted EBITDA	$27,880	$30,304	$40,670	$44,766
Global Investment Management
Net income (loss) attributable to CBRE Group, Inc.	$8,181	$(6,044)	$15,465	$7,829
Adjustments:
Depreciation and amortization	5,817	7,061	12,437	14,672
Interest expense, net	7,816	7,818	15,513	15,502
Royalty and management service expense	992	1,019	2,128	2,065
Provision for income taxes	3,181	3,094	1,980	10,925
EBITDA	25,987	12,948	47,523	50,993
Cost elimination expenses	4,811	—	5,700	—
Carried interest incentive compensation (reversal) expense	(4,372)	2,115	(3,882)	(657)
Adjusted EBITDA	$26,426	$15,063	$49,341	$50,336
Development Services
Net income (loss) attributable to CBRE Group, Inc.	$10,072	$(446)	$28,142	$1,985
Adjustments:
Depreciation and amortization	700	563	1,288	1,210
Interest expense, net	487	321	768	663
Provision for income taxes	7,266	315	20,202	2,431
EBITDA	$18,525	$753	$50,400	$6,289

(1)         During 2016, we changed our methodology for allocating certain costs to our reporting segments, including stock compensation, currency hedging and certain intercompany transactions.  Prior year amounts have been reclassified to conform with the current year presentation.  Such changes had no impact on our consolidated results.

CBRE GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	June 30,	December 31,
	2016	2015

Assets:
Cash and cash equivalents (1)	$431,768	$540,403
Restricted cash	70,502	72,764
Receivables, net	2,373,157	2,471,740
Warehouse receivables (2)	847,712	1,767,107
Property and equipment, net	533,575	529,823
Goodwill and other intangibles, net	4,457,264	4,536,466
Investments in and advances to unconsolidated subsidiaries	226,742	217,943
Other assets, net	981,852	881,697
Total assets	$9,922,572	$11,017,943

Liabilities:
Current liabilities, excluding debt	$2,704,792	$3,208,932
Warehouse lines of credit (2)	839,295	1,750,781
Revolving credit facility	156,000	—
Senior term loans, net	864,807	877,899
5.00% senior notes, net	789,766	789,144
4.875 senior notes, net	590,832	590,469
5.25% senior notes, net	422,071	421,964
Other debt	63	79
Other long-term liabilities	651,176	619,605
Total liabilities	7,018,802	8,258,873

Equity:
CBRE Group, Inc. stockholders’ equity	2,855,118	2,712,652
Non-controlling interests	48,652	46,418
Total equity	2,903,770	2,759,070
Total liabilities and equity	$9,922,572	$11,017,943

(1)         Includes $79.7 million and $70.2 million of cash in consolidated funds and other entities not available for company use as of June 30, 2016 and December 31, 2015, respectively.

(2)         Represents loan receivables, the majority of which are offset by borrowings under related warehouse line of credit facilities.